EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Demand Media, Inc., a Delaware corporation (the “Company”, “our”, “we” or “us”), entered into an Asset Purchase Agreement dated April 8, 2016 to sell substantially all of the assets relating to its Cracked business, including the Cracked.com website (the “Business”), to Scripps Media, Inc. (“the Buyer”) for a cash purchase price of $39 million (the “Disposition”). On April 12, 2016, the Company completed the Disposition. The sale of such assets constituted a significant disposition.

The accompanying unaudited pro forma financial information should be read in conjunction with our historical consolidated financial statements and the accompanying notes included in the Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on March 1, 2016.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015 have been prepared giving effect to the Disposition as if the transaction had occurred on January 1, 2015. The unaudited pro forma condensed consolidated balance sheet gives effect to the Disposition as if the transaction had occurred effective December 31, 2015.

The unaudited pro forma condensed consolidated financial statements are prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this report on Form 8-K.

The unaudited pro forma financial information is based on financial statements prepared in accordance with U.S. generally accepted accounting principles, which are subject to change and interpretation. The unaudited pro forma condensed consolidated financial statements were based on and derived from our historical consolidated financial statements, adjusted for those amounts which were determined to be directly attributable to the Disposition, factually supportable, and with respect to the Unaudited Pro Forma Condensed Consolidated Statement of Operations, expected to have a continuing impact on our consolidated results. Actual adjustments, however, may differ materially from the information presented. Pro forma adjustments do not include allocations of corporate costs, as those are not directly attributable to the transaction. In addition, the unaudited pro forma financial information is based upon available information and assumptions that management considers to be reasonable, and such assumptions have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the SEC. The unaudited pro forma financial information is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Disposition occurred on the dates indicated. In addition, these unaudited pro forma condensed consolidated financial statements should not be considered to be indicative of our future financial performance and results of operations of the consolidated Company.

Demand Media, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2015

(In thousands, except per share amounts)

				Pro Forma
		Cracked	Pro Forma	Demand
	As Reported	Disposition	Adjustments	Media, Inc.
Revenue:
Service revenue	$77,254	$(10,741)	$—	$66,513
Product revenue	48,715	(131)	—	48,584
Total revenue	125,969	(10,872)	—	115,097
Operating expenses:
Service costs (exclusive of amortization of intangible assets shown separately below)	37,289	(5,003)	—	32,286
Product costs	33,769	(59)	—	33,710
Sales and marketing	20,319	(1,079)	—	19,240
Product development	24,313	(1,540)	—	22,773
General and administrative	38,344	(111)	—	38,233
Amortization of intangible assets	18,706	(1)	—	18,705
Total operating expenses	172,740	(7,793)	—	164,947
Income (Loss) from operations	(46,771)	3,079	—	(49,850)
Interest income	361	—	—	361
Interest expense	(143)	—	—	(143)
Other income, net	3,107	—	—	3,107
Income (Loss) before income taxes	(43,446)	3,079	—	(46,525)
Income tax (expense) benefit	(55)	—	—	(55)
Net Income (Loss)	$(43,501)	$3,079	$—	$(46,580)

Earnings (Loss) per share - basic and diluted
Net loss per share - basic and diluted	$(2.18)			$(2.34)
Weighted average number of shares - basic and diluted	19,938			19,938

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

Demand Media, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheets

As of December 31, 2015

(In thousands)

		Cracked	Pro Forma		Pro Forma
	As Reported	Disposition	Adjustments		Demand Media, Inc.
Assets
Current Assets
Cash and cash equivalents	$38,570	$(47)	$47	(a)	$73,670
		—	35,100	(b)
Accounts receivable, net	10,469	(63)	63	(a)	10,469
Prepaid expenses and other current assets	4,989	(1)	—		4,988
Total Current Assets	54,028	(111)	35,210		89,127

Property and equipment, net	14,568	(579)	—		13,989
Intangible assets, net	21,332	—	—		21,332
Goodwill	10,358	—	—		10,358
Other assets	1,173	—	3,900	(b)	5,073
Total assets	$101,459	$(690)	$39,110		$139,879

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,973	$(32)	$32	(a)	$1,973
Accrued expenses and other current liabilities	15,169	(488)	488	(a)	15,384
		—	215	(c)
Deferred revenue	2,933	(1)	—		2,932
Total Current Liabilities	20,075	(521)	735		20,289
Deferred tax liability	551	—	—		551
Other liabilities	1,713	—	—		1,713

Stockholders’ equity
Common stock	2	—	—		2
Additional paid-in capital	505,603	—	—		505,603
Accumulated other comprehensive loss	(91)	—	—		(91)
Treasury stock	(30,767)	—	—		(30,767)
Accumulated deficit	(395,627)	(169)	38,375	(d)	(357,421)
Total stockholders’ equity	79,120	(169)	38,375		117,326
Total liabilities and stockholders’ equity	$101,459	$(690)	$39,110		$139,879

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

Demand Media, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

Note 1. Basis of Presentation

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015 and unaudited pro forma condensed consolidated balance sheet as of December 31, 2015 were derived from the Company’s historical audited consolidated financial statements as of and for the year ended December 31, 2015, included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Note 2.  The Disposition of Cracked

On April 12, 2016, we completed the sale of substantially all of the assets relating to the Business to Scripps Media, Inc. for a purchase price of $39 million in cash, comprised of $35.1 million received by us on the closing date and $3.9 million (the “Escrow Amount”) placed into escrow to satisfy our post-closing indemnification obligations.  Any remaining portion of the Escrow Amount that is not subject to then-pending claims will be paid to us on the 15-month anniversary of the closing date of the Disposition. The net book value of the assets being transferred in the Disposition is $579 thousand, as of December 31, 2015, resulting in a gain on sale of approximately $38.2 million. In March 2016, we reclassified the related assets and liabilities to assets and liabilities held for sale.

Assets and liabilities being disposed (in thousands):

Prepaid expenses and other current assets	$1
Property plant and equipment, net	579
Deferred revenue	(1)
Assets and liabilities, net	$579

Note 3. Pro Forma Adjustments

The following is a summary of the pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements based on preliminary estimates, which may change as additional information is obtained:

(a) — Assets and liabilities not assumed

Reflects adjustments for the assets and liabilities of the Business that are not being assumed by the Buyer pursuant to the terms of the Purchase Agreement.

(b) — Purchase price

Reflects the adjustments to include the cash proceeds of $35.1 million received on the closing date and the $3.9 million Escrow Amount, resulting from the Disposition.

(c) — Disposition costs

Reflects an accrual for transaction costs related to the Disposition.

(d) — Retained earnings

As a result of the Disposition, we will recognize a gain of $38.2 million. This has not been included in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015 due to its non-recurring nature, but has been recorded in the unaudited pro forma condensed balance sheet as of December 31, 2015. We expect to utilize our existing net operating losses to offset the gain on sale resulting from the sale of the Business.

(in thousands)
Proceeds	$39,000
Assets and liabilities, net	(579)
less transaction costs	(215)
Gain on sale	$38,206